Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”) is made and entered into on the ___ day of April, 2010, by and between Green Life, Inc., a Florida corporation with offices at 3011 Yamato Road, Suite A-17, Boca Raton, FL 33434 (“Purchaser”), and World Series of Golf Inc., a Nevada Corporation with offices at 10161 Park Run Drive, Suite 150, Las Vegas, NV 89145 (the “Company”).

W I T N E S S E T H:

WHEREAS, in consideration of a contribution by the Purchaser to the capital of the Company of Two Hundred Thousand Dollars ($200,000), the Company desires to issue and sell to the Purchaser Two Thousand (2,000) shares of its Series A convertible preferred stock (the “Shares”), representing fifty one percent (51%) of the total voting control of the Company at the time of the Closing on a post financing fully diluted basis, and having the other rights, preferences and privileges set forth on the Certificate of Designations attached as Exhibit A annexed hereto;, and

WHEREAS, in consideration of a loan by Purchaser to the Company in the amount of Fifty Thousand Dollars ($50,000), the Company desires to issue and sell to the Purchaser an 8% Convertible Debenture in the principal amount of $50,000. (the “Debenture and together with the Shares, the “Securities”), dated as of April __, 2010, , in the form attached as Exhibit B annexed hereto.

WHEREAS, the Company has agreed, at the Purchaser’s direction, to cause the assignment of One Million Dollars ($1,000,000) of its affiliate debt over the six months prior to the date of this Agreement to a non-affiliate third party for Ten Thousand Dollars ($10,000) and to secure the appropriate liens in connection with the assignment of said debt. WHEREAS, the Purchaser, desires to purchase the Securities on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective representations and warranties hereinafter set forth and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF THE SHARES

1.1          Sale and Purchase. (a) Subject to the terms and conditions contained herein, the Company hereby agrees to transfer, assign, convey and deliver to Purchaser, and Purchaser agrees to accept from the Company, the Shares and the Debenture; and

(b)      Subject to the terms and conditions contained herein, the Company shall cause the assignment of One Million Dollars ($1,000,000) of its affiliate debt over the six months prior to the purchase of the Shares to a non-affiliate third party identified by Purchaser at a purchase price of ten thousand dollars ($10,000).

1.2          The Purchase Price.   The consideration payable by the Purchaser to the Company for the Shares to be acquired by Purchaser shall be a cash payment in the amount of Two Hundred Forty Thousand Dollars ($240,000), of which Fifty Thousand Dollars ($50,000) was advanced to the Company following the execution of the letter of intent and One Hundred Ninety Thousand ($190,000), shall be paid at the Closing.

ARTICLE II

CLOSING; CONDITIONS TO CLOSING; DELIVERIES

2.1          Closing. The closing of this transaction (the “Closing”) shall be held on the date hereof, at the offices of Gracin & Marlow, LLP, Mission Bay Office Plaza, 20283 State Road 7, Suite 300, Boca Raton, Florida 33498 or at such other time and place upon which the parties shall agree.

2.2          Conditions to Purchaser’s Obligation. Purchaser’s obligation hereunder to purchase and pay for the Shares is subject to the satisfaction, on or before the Closing, of the following conditions, any of which may be waived, in whole or in part, by Purchaser in its sole discretion, and the Company shall use its best efforts to cause such conditions to be fulfilled:

(a)          Representations and Warranties Correct; Performance. The representations and warranties of the Company contained in this Agreement (including the exhibits and schedules hereto) shall be true, complete and accurate when made and on and as of the date hereof. The Company shall have properly performed, complied with and observed its covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before the Closing. The Company shall have delivered to Purchaser a certificate signed by its officer, dated the date of the Closing, to such effect.

(b)          Purchase Permitted by Applicable Laws. The purchase of and payment for the Shares to be acquired by Purchaser hereunder shall not be prohibited by any applicable law or governmental regulation and shall not subject Purchaser or its affiliates to any tax (not otherwise expressly assumed by Purchaser under this Agreement), penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation.

(c)          Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall have been taken and shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received all such information and such counterpart originals or certified or other copies of such documents as Purchaser may reasonably request.

(d)          Delivery of Documents. The Company shall have delivered, or caused to be delivered, to Purchaser the following:

(i)           a certificate of an appropriate officer of the Company, certifying resolutions of the Board of Directors of the Company, authorizing the transactions contemplated herein and the incumbency of officers of the Company and any such entity executing any document or instrument delivered in connection with such transactions;

(ii)          corporate certificates of good standing or legal existence of the Company from the respective jurisdictions in which the Company is incorporated or transacts business;

(iii)       stock certificates representing the Shares;

(iv)         all other consents, agreements, schedules, documents and exhibits required by this Agreement to be delivered by the Company at or before the Closing; and

(v)          a certified copy of the articles of organization and bylaws of the Company.

(e)          No Adverse Decision. There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

(f)           Approvals and Consents. The Company shall have obtained all authorizations, consents, rulings, approvals, licenses, franchises, permits and certificates, or exemptions therefrom, by or of all federal, state and local governmental authorities and non-governmental administrative or regulatory agencies having jurisdiction over the parties hereto, this Agreement, the Shares, or the transactions contemplated hereby, including, without limitation, all third parties pursuant to existing agreements or instruments by which the Company may be bound, which are required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, at no cost or other adverse consequence to Purchaser, and all thereof shall be in full force and effect at the time of Closing.

2.3          Conditions to the Obligation of the Company. The obligation of the Company to consummate the transactions contemplated hereby are subject to the fulfillment of the following conditions on or prior to the Closing, any of which may be waived, in whole or in part, by the Company and the Purchaser shall use its best efforts to cause such conditions to be fulfilled:

(a)          Representations and Warranties Correct; Performance. The representations and warranties of Purchaser in this Agreement shall be true, complete and accurate when made and on and as of the Closing. Purchaser shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before the Closing. Purchaser shall have delivered to the Company a certificate signed by Purchaser, dated the date hereof, to such effect.

(b)          Delivery of Purchase Price. Purchaser shall have delivered, or caused to be delivered, to the Company the Purchase Price, as provided by Section 1.2 above.

(c)          Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken by Purchaser in connection with the transactions contemplated hereby and all documents incident thereto shall have been taken and shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received all such information and such counterpart originals or certified or other copies of such documents as the Company may reasonably request.

(d)          No Adverse Decision. There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to Purchaser as follows:

3.1          Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; has the power and authority to conduct all of the activities conducted by it and to own or lease all of the assets owned or leased by it (the “Assets”); and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated or the business conducted by it requires such qualification, except where the failure to so qualify would not materially adversely affect its business, the Assets or the Shares. The Company does not own or hold, directly or indirectly, any capital stock or equity security or interests in any partnership, joint venture, corporation, trust, unincorporated organization or similar entity.

3.2          Capitalization. The authorized and issued capital stock of the Company is set forth on Schedule 3.2 attached hereto. The Shares to be delivered to Purchaser hereunder have been duly issued and have the rights, preferences and privileges set forth in the Certificate of Designations for the Series A convertible preferred stock of the Company provided to the Purchaser and attached hereto as Exhibit A. The Debenture to be delivered to Purchaser hereunder also has been duly issued. Except as set forth on Schedule 3.2, the Company does not have outstanding any options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into or any contracts or commitments to issue or sell shares of its capital stock or any such warrants, convertible securities or obligations. On the date of Closing, the Shares shall constitute fifty one percent (51%) of the total common shares outstanding of the Company at the time of the Closing on a post-financing as converted, fully-diluted basis. The Purchaser will acquire good and valid title to the Shares and the Debenture free and clear of all mortgages, pledges, liens, security interests, encumbrances, conditional sale agreements, charges, claims and restrictions of any kind and nature whatsoever (“Liens”).

3.3          Corporate Authority. The Company has full authority to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions of any indenture, agreement, charter documents, judgment, decree or other instrument or restriction to which the Company is a party or by which the Company, the Shares or the Debenture may be bound or affected; the execution and delivery of this Agreement and, the consummation of the transactions contemplated hereby have been duly authorized and, except as set forth on Schedule 3.3 hereto, no further authorization or approval, whether of the stockholders or directors of the Company or of governmental bodies or otherwise, is necessary in order to enable the Company to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against the Company in accordance with its terms.

3.4          Title to Assets.

(a)          The Company has good and marketable title to all of its Assets.

(b)          Except as set forth on Schedule 3.4(b), none of the Assets or the use thereof (i) is subject to any easements or restrictions or to any mortgages, liens, pledges, charges, encumbrances or encroachments, conditional sale agreements or to any rights of others of any kind of nature whatsoever, (ii) encroaches or infringes on the property or rights of another, or (iii) contravenes any applicable law or ordinance or any other administrative regulation or violates any restrictive covenant or any provision of law. There are no agreements or arrangements between the Company and any third person which have any effect upon the Company’s title to or other rights respecting the Shares or Assets. Further, and not in limitation of any of the foregoing provisions of this Section 3.4:

(i)           The Company has the sole and exclusive right to conduct its business as heretofore conducted;

(ii)          The Company has the exclusive right to bring actions for the infringement of, and has taken all actions and made all applicable applications and filings pursuant to relevant Federal, state and local law required to perfect and protect its interest and proprietary rights in, all of the Assets;

(iii)        The Company does not have any present or future obligation or requirement to compensate any person with respect to any of the Shares or Assets or any securities of the Company, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of the Shares or Assets or any securities of the Company;

(iv)         The ownership, production, marketing, license, lease, use or other disposition of any product or service presently being licensed or leased by the Company does not and will not violate any license or agreement of the Company with any person or infringe any right of any other person;

(v)          None of the present or former employees of the Company own directly or indirectly, or has any other right or interest in, in whole or in part, any of the Shares or Assets; and

(vi)         The Assets constitute all such property and rights necessary for the Company to conduct its business as now conducted.

3.5          Condition of Property. All of the Assets are suitable for the purposes for which they are used.

3.6          Patents, Trademarks, Etc. Except as disclosed in the Company’s reports filed with the Securities and Exchange Commissions, ("the SEC Reports")  are no inventions, licenses, patents, patent applications, trademarks, copyrights, trademark or copyright applications or registrations, pending or existing, owned by or registered in the name of the Company; and the inventions, patents, licenses, trademarks, trade names and copyrights, existing or pending, disclosed in the SEC reports are all such items necessary for the present conduct of the Company’s business, none of which is being contested or infringed upon; and the present conduct of the business of the Company does not infringe upon or violate the patents, trademarks, trade names, trade secrets or copyrights of anyone, nor has the Company received any notice of any infringement thereof. Except as disclosed, in the SEC Reports, the Company has not granted to any other person any interest in any of said intellectual property, as a licensee or otherwise.

3.7          Compliance With Law. The Company is not in violation of any laws, governmental orders, rules or regulations, whether federal, state or local, to which it or any of its properties are subject, which may have a material adverse affect as to the Company. In this regard, the Company represents and warrants that by reason of the closing of the transactions contemplated hereby and the application of the proceeds to pay a portion of the outstanding fees or expenses of the Company’s advisors and consultants, it will be fully able to complete and file all its delinquent SEC reports, including but not limited to, its recent 10-K report for the period ended December 31, 2009, file its 10-Q report for the period ended March 31, 2010, reorganize its capital structure by initially increasing its authorized shares and set-up and arrange for DWAC transfers of its common stock through its transfer agent.

3.8          Customers. The SEC Reports disclose the material customers with whom the Company conducts business as of the date of this Agreement. The Company does not have any knowledge or information that any of such customers has ceased, or intends to cease, to utilize the services of the Company or has substantially reduced, or will or may substantially reduce, the use of such services after the Closing.

3.9          Material Agreements. The SEC Reports contain a true and complete list of all material contracts, instruments, commitments and agreements, whether oral or written, presently in effect to which the Company is a party or to which any of its properties is subject, including, without limitation, the following:

(a)          any plan or contract or arrangement, oral or written, providing for employment or consulting services, bonuses, commissions, pensions, stock purchase or stock option or other stock rights, deferred compensation, retirement or severance payments, profit sharing, or the like;

(b)          any instrument or arrangement evidencing or relating in any way to (i) indebtedness for borrowed money by way of direct loan, purchase money obligation, conditional sale, lease purchase arrangement, guarantee or otherwise, (ii) liens, encumbrances or security interests, (iii) guarantees or indemnification, or (iv) investments in any person;

(c)          any contract containing provisions limiting the freedom of the Company to engage in any business or compete in any line of business or in any geographic area or with any person;

(d)          any license, sublicense, lease or sublease agreement, whether as licensor, sublicensor, licensee, sublicensee, lessor, sublessor, lessee, sublessee or otherwise, or any agreements with dealers, vendors, customers, suppliers, sales representatives, any governmental entity, fund or university, or any agents, marketing representatives, brokers or distributors;

(e)          any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses, or any joint or other technology development, cooperation or exchange contract or arrangement; and

(f)           agreements providing for disposition of the business or any assets or shares of the capital stock of the Company; agreements of merger or consolidation to which the Company is a party; or any letters of intent with respect to the foregoing.

Except as described in Schedule 3.9, each such agreement is a valid agreement, in full force and effect and enforceable in accordance with its terms, each such agreement will remain in full force and effect and enforceable in accordance with its terms after the consummation of the transactions contemplated by this Agreement, all payments due from the Company thereunder have been made in accordance with the terms of such agreement, none of the distributors or agents is in arrears in any payments due to the Company thereunder, there are no disputes or suits or actions at law or otherwise threatened, to the knowledge of the Company, or pending and such agreements are the only agreements or arrangements of this nature. True, complete and correct copies of each such agreement are attached as exhibits to the SEC Reports.

3.10          Financial Statements of the Company.

(a)          The SEC Reports contain a consolidated balance sheet of the Company as at December 31, 2008 and 2009 and a consolidated income statement of the Company for the 12 months ended December 31, 2008 and nine months ended September 30, 2009 (the “Financial Statements”), compiled by independent certified public accountants in accordance with generally accepted accounting principles, consistently applied with past practices (“GAAP”). The Financial Statements have been prepared in accordance with the books and records of the Company and are complete and correct and have been applied on a consistent basis in accordance with generally accepted accounting principles, consistently applied, and fairly present the financial position and results of operation of the Company on a consolidated basis for the periods covered thereby (subject to normal recurring changes resulting from year-end adjustments).

(b)          All accounts receivable shown on the consolidated balance sheet included in the Financial Statements constitute bona fide accounts receivable generated in the ordinary course of business; and at September 30, 2009, such accounts receivable were and are subject to no known conditions to payment and no known offsets, counterclaims, defenses of any kind, returns (including, without limitation, any distributor’s rights to return products from inventory), allowances or credits, other than any allowance for doubtful accounts shown thereon, and to no material known warranty claims. There are no account debtors or note debtors (x) delinquent in payment by more than 90 days or (y) who have refused or, to the knowledge of the Company, threatened to refuse to make payment. The books and records maintained by the Company upon which the Financial Statements are based are true and correct in all material respects and accurately reflect the business of the Company.

(c)          Except to the extent reflected or reserved against in the balance sheet as at September 30, 2009, included in the Financial Statements, the Company does not have any material liability of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, including without limitation any liability for taxes for any period prior to such date.

3.11         Absence of Changes. Except as set forth on Schedule 3.11, since September 30, 2009, the Company has been operated in the ordinary course and there has not been:

(a)          any adverse change in the condition (financial or otherwise), assets, business or operations of the Company;

(b)          any obligation or liability for the payment of money (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred outside the ordinary course, or any transaction, contract or commitment entered into by the Company in excess of $5,000 outside the ordinary course or any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) created or incurred, or any transaction, contract or commitment entered into by the Company outside the ordinary course;

(c)          any payment, discharge, or satisfaction of any claim, lien, encumbrance or liability by the Company (whether absolute, accrued, contingent or otherwise and whether due or to become due) outside the ordinary course in excess of $5,000;

(d)          any license, sale outside the ordinary course, transfer, pledge, lien, security interest, mortgage or other disposition of any tangible or intangible Asset with a value in excess of $5,000;

(e)             any write-down or write-up of the value of any Asset, or any portion thereof, other than accounts receivable in the ordinary course;

(f)             any account receivable owing to the Company as of December 31, 2009 which subsequent thereto (1) has had asserted against it any claim, refusal to pay or right of set-off (including, without limitation, any distributor’s right to return any products from inventory), (2) an account debtor has refused or, to the knowledge of the Company threatened or refused to pay for any reason or such account debtor has, to the knowledge of the company, become insolvent or bankrupt, or (3) has been pledged to any third party;

(g)             any cancellation of any debts or claims or any amendment, termination or waiver of any material rights of value to the Company;

(h)           other than general, uniform increases in compensation to employees or bonuses not exceeding fifteen percent (15%) of compensation, any increase in the compensation of employees of the Company (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, stock option, or other plan, arrangement or commitment) or any material increase in compensation payable to any officer, employee, consultant or agent thereof, or the entering into of any employment contract with any officer or employee or the making of any loan to, or the engagement in any material transaction with, any officer or director of the Company;

(i)              any change in the accounting methods or practices followed by the Company or any change in depreciation or amortization policies or rate theretofore adopted or the Company product policies;

(j)            any single capital expenditure or commitment therefor by the Company in excess of $5,000 or such capital expenditures in the aggregate in excess of $10,000, for additions to property, plant or equipment of the Company;

(k)           any changes in the manner in which the Company extends discounts or credit, or engages in licensing practices or otherwise deals with customers, vendors, suppliers, distributors or sales representatives;

(l)            any agreement or commitment relating to the sale by the Company of any fixed assets having a value in excess of $5,000;

(m)          any outstanding contract or commitment which will result in any loss to the Company upon completion of performance thereof, or any outstanding contract, bid or sale or service proposal quoting prices which is not expected to result in a normal profit in the ordinary course of business;

(n)           any other material transaction other than in the ordinary course of business and consistent with past practice;

(o)           the creation of any lien of record or guarantee, or any investment in any person; or

(p)          any commitment to do any of the acts or things specified in items (a) through (o) of this Section 3.11.

3.12         Assumptions or Guarantees of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in or otherwise to assure any person against loss).

3.13         Labor Relations; Employees. The Company currently employs a total of approximately ___ employees. Except as set forth on Schedule 3.13, The Company is (i) not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees; (ii)  in compliance in all material respects with all U.S. federal, state and local laws and regulations, domestic or foreign, respecting labor, employment and employment practices, terms and conditions of employment and wages and hours; (iii)  there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any comparable state, local or foreign agency; and (iv) is not a party to any collective bargaining agreement. Except as set forth on Schedule 3.13, the Company does not have any outstanding liability for payment of wages, vacation pay (whether accrued or otherwise), salaries, bonuses, pensions or contributions under any labor or employment contract, whether oral or written, or by reason of any past practices with respect to such employees based upon or accruing with respect to services of present or former employees of the Company.

3.14          Compliance with ERISA. The Company (i) does not maintain, and has never maintained, any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or (ii) does not contribute to, or has ever contributed to, any such employee benefit plan maintained by any other person.

3.15          Transactions with Affiliates. Except as disclosed in the SEC Reports there are no loans, leases, royalty agreements, employment contracts or any other agreement or arrangement, oral or written, between the Company on the one hand, and any past or present stockholder, officer, employee, consultant or director of the Company (or any member of the immediate family of such stockholder, officer, employee, consultant or director), on the other hand.

3.16          Litigation. Except as disclosed in the SEC Reports, there are no actions, suits, proceedings or investigations (including any purportedly on behalf of the Company) pending or, to the knowledge of any of the Company, threatened against or affecting the business or properties of the Company whether at law or in equity or admiralty or before or by any U.S. federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality, domestic or foreign; the Company is not operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or degree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality domestic or foreign which could reasonably be expected to have a material adverse affect on the Company or its Assets. No inquiries have been made directly to the Company by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require the Company to undertake a course of action which would involve any expense.

3.17          Salaries. The Company has heretofore delivered to Purchaser a true and complete list, as of the date of this Agreement, of all of the persons who are employed by the Company, together with their current compensation and bonuses paid or to be paid or the methods of computing such compensation and bonuses, for the current fiscal year. Except as disclosed in the SEC Reports, no such employee is employed by the Company under a written contract of employment.

3.18          Taxes. The Company has filed, or caused to be filed, with the appropriate U.S. federal, state, local and foreign governmental agencies all required tax and information returns, including those related to all applicable corporate income or franchise taxes, unemployment taxes, payroll taxes, social security taxes, occupation taxes, ad valorem taxes, property taxes, excise taxes and imposts, sales and use taxes, and all other taxes of every kind, character or description required to be paid to the date hereof, and has paid, caused to be paid or accrued all taxes, excise taxes, assessments, charges, penalties and interest shown to be due and payable. The Company does not have any liability, contingent or otherwise, for any taxes, excise taxes, assessments, charges, penalties or interest, including, without limitation, any which may arise as a result of the sale of the Shares as contemplated by this Agreement (but not including sales taxes, if any, payable as a result of the sale of the Shares as contemplated by this Agreement), other than amounts adequately reserved for. The Company has not received directly or indirectly notice of, nor is it otherwise aware of any tax audit or examination; the Company is not a party directly or indirectly to any action or proceeding by any governmental authority for assessment or collection of taxes, excise taxes, charges, penalties or interest, nor has any claim for assessment and collection been asserted against the Company directly or indirectly; nor has the Company executed a waiver of any statute of limitations with respect thereto. The Company has not received notices nor is otherwise aware of any deficiencies, adjustments or changes in assessments with respect to any such taxes. No extensions of time are in effect for the assessment of deficiencies for such taxes in respect of any period.

3.19          Insurance. All property, real, personal and mixed, owned or leased by the Company is insured for the benefit of the Company in amounts deemed adequate by the Company’s management against all risks customarily insured against by persons operating businesses similar to those of the Company in the localities where such properties are located. Schedule 3.19 annexed hereto contains a complete list of all policies of insurance held by the Company, showing for each policy (i) the owner, (ii) the coverage, (iii) the amount of premium properly allocable thereto, (iv) the name of the insurer, (v) the termination date of the policy and (vi) all claims made thereunder. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing have been paid, and no notice of cancellation or termination has been received with respect to any such policy. The Company has not failed to give any notice or present any claim thereunder in a due and timely fashion.

3.20          Brokers. There has been no broker or finder involved in any manner in the negotiations leading up to the execution of this Agreement or the consummation of any transactions contemplated hereby, and the Company agrees to indemnify Purchaser, its officers, directors and affiliates against and hold Purchaser, its officers, directors and affiliates harmless from any claim made by a party for a broker’s or finder’s fee or other similar payment based upon any agreements, arrangements or understanding made by the Company.

3.21          No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, written statement, schedule, exhibit, certificate or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Company as follows:

4.1          Authority. Purchaser has full authority or capacity to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, would result in a breach, violation or default of any of the terms or provisions or of any indenture, agreement, judgment, decree or other instrument or restriction to which Purchaser is a party or by which Purchaser may be bound or affected; and no further authorization or approval, whether of governmental bodies or otherwise, is necessary in order to enable Purchaser to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against Purchaser in accordance with its terms.

4.2          Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which by Purchaser’s execution of this Agreement Purchaser hereby confirms, that the Securities to be purchased by Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Purchaser further represents that such Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

4.3          Disclosure of Information. Purchaser has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities. Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company.

4.4          Investment Experience. Purchaser acknowledges that it can bear the economic risk of its investment, has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities and recognizes that it may realize a loss of its entire investment in the Securities (. If other than an individual, such Purchaser also represents it has not been organized for the purpose of acquiring the Securities.

4.5          Accredited Purchaser. Purchaser is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

4.6          Restricted Securities. Purchaser understands that the Securities it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, such Purchaser represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

4.7          Legends. It is understood that the certificates evidencing the Securities (including the shares of common stock underlying the securities) may bear one or all of the following legends:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

4.8          Brokers. There has been no broker or finder involved in any manner in the negotiations leading up to the execution of this Agreement or the consummation of any transactions contemplated hereby, and Purchaser agrees to indemnify the Company against and hold the Company harmless from any claim made by a party for a broker’s or finder’s fee or other similar payment based upon any agreements, arrangements or understanding made by Purchaser.

4.9          Use of Proceeds; Insufficient Shares. Purchaser acknowledges that the proceeds of this transaction will be applied to pay a portion of the outstanding fees and expenses of the Company’s advisors and consultants and that the Company requires significant additional capital to execute its business strategy and to otherwise meet its contractual obligations and renegotiate and pay its outstanding payables and indebtedness. The Company covenants to use its best efforts to increase the authorized shares of its common stock as soon as practicable to enable it to issue shares to the Purchaser upon any election by it to convert Securities into common stock.

4.10          No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, written statement, schedule, exhibit, certificate or instrument furnished or to be furnished to the Company pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

COVENANTS OF THE PARTIES

5.1          Further Assurances. Each of the parties agrees that, at any time after the Closing, upon the request of the other party each will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acknowledgments, deeds, assignments, bills of sale, transfers, conveyances, instruments, consents and assurances as may reasonably be required for the better assigning, transferring, granting, conveying, assuring and confirming to Purchaser, his successors and assigns, the Securities to be sold or assigned to Purchaser, and rights accruing thereunder, as provided herein.

5.2          Cooperation. The parties shall cooperate with each other fully with respect to actions required or requested to be undertaken with respect to tax audits, administrative actions or proceedings, litigation and any other matters that may occur after the Closing, and each party shall maintain and make available to the other party upon request all corporate, tax and other records required or requested in connection with such matters.

5.3          Publicity. Subject to the Company’s obligation to file SEC Reports, each of the parties hereto agrees that no publicity release or announcement concerning the transactions contemplated hereby or the terms and conditions of this Agreement shall be issued without the advance approval of the form and substance thereof by Purchaser and, in the case of such release or announcement prior to Closing, by the Company, which approvals in any case shall not be unreasonably withheld or delayed.

5.4          Consents. The Company shall obtain all consents and approvals required to maintain the Company’s rights under any current contract or agreements, which approvals or consents are required as a result of the sale of the Shares to Purchaser.

5.5          Corporate Governance. The Company shall amend its governing documents to provide that for so long as the Purchaser owns the Shares, (i) the Board of Directors of the Company shall consist of three (3) individuals, which requirement shall be reflected in the bylaws of the Company delivered pursuant to Section 2.2(d)(v); and no provision of such bylaws regarding the Board of Directors may be amended without the prior written consent of Purchaser and (ii) Purchaser shall be entitled to elect a majority of the Board.

5.6           Piggy-back Registration Rights. For so long as Purchaser owns the Shares, if the Company at any time proposes to file a registration statement with respect to any class of its equity securities and included in such registration statement are securities held for the account of one or more holders of securities of the Company, then the Company shall in each case give written notice of the proposed filing to the Purchaser at least 20 business days before the anticipated filing date of the registration statement by the Company, which the Company notice must offer to the Purchaser the opportunity to have any or all of the shares of the Company held by him included in that registration statement, provided such shares are of the same class as those being registered. If the Purchaser wishes to have any of those shares registered under this Section, the Purchaser must so advise the Company within 10 business days after the date of its receipt of that notice, specifying how many of the shares it wishes to have so registered, and the Company shall include in that registration statement all shares that the Purchaser has requested be included therein, subject to the provisions of the next sentence. If the underwriter for the offering being registered shall determine and advise the Company in writing that marketing factors require a limitation in the number of shares that can be sold in the offering then the Company will include in such registration the securities requested to be included pro rata among all shareholders with such rights on the basis of the number of shares requested to be included by such holder. The Company’s obligations under this Section shall terminate immediately once the Purchaser has the ability to sell its shares under Rule 144 without regard to volume limitations.

ARTICLE VI

SURVIVAL; INDEMNIFICATION

6.1          Survival of Covenants, Representations and Warranties. All representations and warranties set forth in this Agreement shall survive and remain in effect following the Closing for one year.

6.2       Indemnity Against Claims.

(a)          The Company except as provided in subsections  (d) and (e) below, hereby agrees to indemnify and hold Purchaser (the “Indemnified Party”), harmless from and against the following:

(i)           Any and all liabilities, losses, damages, claims, costs and reasonable expenses suffered by the Indemnified Party (whether awarded against the Indemnified Party or paid by the Indemnified Party in settlement of a claim as provided in Section 6.3 or otherwise suffered), resulting from any misrepresentation, breach of any warranty, or non-fulfillment of any covenant or agreement on the part of the Company contained in this Agreement or in any written statement, attachment, schedule, exhibit or certificate furnished or to be furnished by the Company to Purchaser pursuant hereto; and

(ii)          Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys’ fees) incident to any of the foregoing.

(b)            The Purchaser except as provided in subsections (d) and (e) below, hereby agrees to indemnify and hold the Company, its officers, directors and affiliates (in the context of this Section 6.2(b), collectively the “Indemnified Parties”), harmless from and against the following:

(i)           Any and all liabilities, losses, damages, claims, costs and reasonable expenses suffered by the Indemnified Parties (whether awarded against the Indemnified Parties or paid by the Indemnified Parties in settlement of a claim as provided in Section 6.3 or otherwise suffered), resulting from any misrepresentation, breach of any warranty, or non-fulfillment of any covenant or agreement on the part of Purchaser contained in this Agreement or in any written statement, attachment, schedule, exhibit or certificate furnished or to be furnished by Purchaser to the Company pursuant hereto; and

(ii)          Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys’ fees) incident to any of the foregoing.

(c)          No Indemnified Party shall be entitled to seek indemnification with respect to any individual loss unless such loss exceeds $5,000, and no Indemnified Party shall be entitled to seek indemnification with respect to any individual loss in excess of $10,000 until all such losses exceed, in the aggregate, $15,000.

(d)          No party shall be liable hereunder for any sums in excess of $1,500,000, provided, however, that intellectual property claims shall not be included in this limitation on liability.

(e)          No indemnification shall be made for any claims which are unenforceable or barred by any statute or rule of limitation.

(f)         The amount of any loss subject to indemnification hereunder shall be calculated net of any amounts which have been previously recovered by the Indemnified Parties under insurance policies or other collateral sources, and the Indemnified Parties hereby covenant that they will not release any such collateral sources from any obligations they may have. In the event any such insurance proceeds or other payments are not received before any claim for indemnification is paid pursuant to this Agreement, then the Indemnified Parties shall have the right (but not the obligation) to exclusively pursue such collateral sources, provided they do so with reasonable diligence, and in the event they receive any recovery, then the amount of such recovery shall be applied first to reimburse the Indemnified Party for their out of pocket expenses expended in pursuing such recovery, second to refund any payment made which would not have been so paid had such recovery from the collateral source been obtained prior to such payment, and third, any excess to the Indemnified Parties.

6.3          Notice of Claim, Assumption of Defense and Settlement of Claims.

(a)             Any person entitled to indemnification under this Agreement (the “Indemnitee”) shall promptly give notice (an “Indemnification Notice”) in accordance with Section 7.1 hereof to the parties required to provide indemnification (collectively the “Indemnifying Party”) after the Indemnitee shall have knowledge of any demands, claims, actions or causes of action (singly, a “Claim” and hereinafter referred to collectively as “Claims”) which might give rise to a Claim by the Indemnitee against the Indemnifying Party stating the nature and basis of said Claim and amount thereof, to the extent known. A failure to give notice hereunder shall not relieve the Indemnifying Party from any obligation hereunder unless such failure to give notice shall materially and adversely affect Indemnifying Party’s ability to defend the Claim. Each such Indemnification Notice shall specify in reasonable detail the nature and amount of the Claim and shall, to the extent available to the Indemnitee, include such supporting documentation as shall reasonably be necessary to apprise the Indemnifying Party of the facts giving rise to the Claim. After the delivery of an Indemnification Notice certifying that the Indemnitee has incurred or had asserted against it any liabilities, claims, losses, damages, costs or expenses for which indemnity may be sought in accordance with the terms of this Article VI (the “Damages”), the Indemnitee shall make a claim in an amount equal to the incurred Damages or asserted Damages, as the case may be (which, in the case of any asserted Damages shall include the Indemnitee’s reasonably estimated cost of the defense thereof, hereinafter the “Estimated Defense Costs”). The right to indemnification hereof and the amount or estimated amount thereof, as set forth in such notice, shall be deemed agreed to by each Indemnifying Party unless, within 30 days after the date of such notice (the expiration of such 30-day period being hereinafter referred to as the “Liability Notice Deadline Date”), the Indemnified Parties are notified in writing pursuant to Section 7.1 that such Indemnifying Party disputes the right to indemnification as set forth or estimated in such notice or that he or she elects to defend, in the manner hereinafter provided, the claim of a third party giving rise to such indemnification right. If such Indemnifying Party disputes the right to indemnification as hereinabove provided or elects to defend the claim of the third party, the same shall be deemed determined when finally determined by a court or tribunal from which no appeal is or may be taken or when the defense thereto has been abandoned and if a court or tribunal from which no appeal is or may be taken determines that the Indemnified Party was entitled to indemnification then the Indemnifying Party shall reimburse the Indemnified Party for the amount of Damages sought by such Indemnified Party as well as an additional an amount equal to two percent (2%) of the amount of Damages. In the event the amount of such Damages are not promptly reimbursed by Indemnifying Party as aforesaid, the amount of such unreimbursed Damages shall accrue interest from the Liability Notice Deadline Date at a rate equal to two percent (2%) above the applicable prime rate of Citibank, N.A.

(b)          With respect to any third party Claims made subsequent to the Closing, the following procedures shall be observed:

(i)           Promptly after delivery of an Indemnification Notice in respect of a Claim, the Indemnified Party may elect, by written notice to the Indemnitee, to undertake the defense thereof with counsel reasonably satisfactory to the Indemnitee and at the sole cost and expense of the Indemnifying Party. In the event the Indemnifying Party elects to assume the defense of any such Claim, it shall not, except as provided in Section 6.3(b)(ii), be liable to the Indemnitee for any legal fees, costs and expenses incurred by the Indemnitee after the date thereof, in connection with such defense. The Indemnitee shall have the right to participate in, but not control the conduct of, any such action through counsel of its own choosing, at its own expense.

(ii)          Unless and until the Indemnifying Party assumes the defense of the third party Claim as provided in Section 6.3(b)(i), or in the event the Indemnifying Party ceases to conduct such defense, the Indemnified Party may defend against the third party Claim in any manner it reasonably may deem appropriate, at the expense of the Indemnifying Party.

(iii)          Failure by the Indemnifying Party to notify the Indemnitee of its election to defend any such action by the Liability Notice Deadline Date shall be deemed a waiver by the Indemnifying Party of its right to defend such action. If the Indemnifying Party assumes the defense of any such Claim, its obligations hereunder as to such Claim shall be limited to taking all steps necessary in the defense or settlement of such Claim and to holding the Indemnitee harmless from and against any and all losses, damages, expenses and liabilities awarded in any such proceeding or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such Claim.

(iv)         The Indemnifying Party shall not, in the defense of any such Claim, consent to the entry of any judgment or enter into any settlement with respect to the third party Claim without the prior written consent of Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), except that no consent of the Indemnitee shall be required if the judgment or proposed settlement (i) involves only the payment of money damages to be paid by the Indemnifying Party and does not impose any injunction or other equitable relief upon the Indemnitee, (ii) includes as an unconditional term thereof a full dismissal of the litigation or proceeding with prejudice and the delivery by the claimant or plaintiff to the Indemnitee of a release from all liability with respect to such claim or litigation, and (iii) does not by its terms attribute liability to the Indemnitee.

(c)          In no event will the Indemnitee consent to the entry of any judgment or enter into any settlement with respect to the third party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)          The Indemnitee will cooperate fully with the Indemnifying Party in the conduct of any proceeding as to which the Indemnifying Party assumes the defense hereunder. Such cooperation shall include (i) providing the Indemnifying Party and its counsel access to all books and records of the Indemnitee to the extent reasonably related to such proceeding, (ii) furnishing information about the Indemnitee to the Indemnifying Party and their counsel,

(iii) making employees available to counsel to the Indemnifying Party, and (iv) preserving the existence of and maintaining all books and records of the Indemnitee or any other Indemnified Party that is an entity that may reasonably be deemed to be potentially relevant to any such proceeding until the proceeding is finally concluded.

6.4          Remedies Cumulative. The remedies provided to an Indemnified Party herein shall be cumulative and shall not preclude an Indemnified Party from asserting any other rights or seeking any other remedies against an Indemnifying Party or his or its respective heirs, successors or assigns. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

ARTICLE VII

GENERAL PROVISIONS

7.1          Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered: (a) personally; (b) by facsimile transmission; (c) by a commercial overnight delivery service (e.g., Federal Express, UPS, Airborne, etc.) and paid for by the sender; or (d) by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered: (i) personally, upon such service or delivery; (ii) if sent by facsimile transmission, on the day so transmitted, if the sender calls to confirm that such notice has been sent by facsimile and has a printed report which indicates that such transmission was, in fact, sent to the facsimile number indicated below; (iii) if sent by commercial overnight delivery service, on the date reflected by such service as delivered to the addressee; or (iv) if mailed by certified or registered mail, five business days after the date of deposit in the United States mail. In each instance, such notice, request, demand or other communications shall be addressed as follows:

(a)	in the case of the Seller or the Company:

World Series of Golf

10161 Park Run Drive, Suite 150

Las Vegas, NV 89145

Attention: Joseph F. Martinez

(b)	in the case of Purchaser:

Green Life, Inc.

3011 Yamato Road, Suite A-17

Boca Raton, FL 33434

Attention: Barry A. Ginsberg

with a copy to:

Gracin & Marlow, LLP

Mission Bay Office Plaza

20283 State Road 7, Suite 300

Boca Raton, Florida 33498

Attention: Hank Gracin, Esq.

Facsimile: (561) 237-0803

or to such other address or to such other person as Purchaser or the Company, shall have last designated by written notice given as herein provided.

7.2          Modification. This Agreement and the exhibits and schedules annexed hereto contain the entire agreement between the parties hereto and (i) there are no agreements, warranties or representations which are not set forth herein and (ii) all prior negotiations, agreements and understandings are superseded hereby. This Agreement may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

7.3          Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Nevada applicable to agreements made and to be performed entirely within the State, without regard to conflict of laws principles. Each of the parties hereto hereby irrevocably consents and submit to the jurisdiction of any Nevada or Federal court located in Clark County, Nevada over any action or proceeding arising out of any dispute between the Company, and Purchaser, and waive any right they have to bring an action or proceeding with respect thereto in any other jurisdiction. Each party further irrevocably consent to the service of process against them in any such action or proceeding by the delivery of a copy of such process at the address set forth above.

7.4          Binding Effect; Assignment. This Agreement shall be binding upon the parties and inure to the benefit of the successors and assigns of the respective parties hereto; provided, however, that this Agreement and all rights hereunder may not be assigned by Seller without the prior written consent of Purchaser.

7.5          Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.6          Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

7.7          Transaction Expenses. Each party shall be responsible for the payment of any and all of its own expenses, including without limitation the fees and expenses of counsel, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement, whether or not such transactions are consummated in whole or in part.

7.8          Waiver. The waiver of one breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

7.9          No Agency. This Agreement shall not constitute either party the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

7.10       Termination.    This Agreement may be terminated at any time prior to the Closing (i) by mutual written consent of the parties; or (ii) by the Company if the Closing shall not have been consummated at or prior to 5:00 p.m., New York time, on April 13, 2010.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and date first above written.

COMPANY: WORLD SERIES OF GOLF INC. By: /s/ Joseph Martinez Name: Joseph Martinez Title: President PURCHASER: GREEN LIFE, INC. By: /s/ Barry Ginsberg Name: Barry Ginsberg Title: President